EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated July 30, 2015, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2015 Earnings
July 30, 2015, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2015 (“2015 Quarter”). Total revenue for the 2015 Quarter decreased to $51.7 million from $52.3 million for the quarter ended June 30, 2014 (“2014 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, decreased to $12.9 million for the 2015 Quarter from $14.4 million for the 2014 Quarter.
Net income attributable to common stockholders was $7.3 million ($0.35 per diluted share) for the 2015 Quarter compared to $12.8 million ($0.62 per diluted share) for the 2014 Quarter. The decrease in net income attributable to common stockholders resulted primarily from (a) a $6.1 million gain on sale of property in 2014 and (b) the $1.6 million impact of a bankruptcy settlement and collection in 2014, partially offset by (c) $1.9 million lower noncontrolling interest.
Same property revenue decreased $1.0 million (2.0%) and same property operating income decreased $1.7 million (4.1%) for the 2015 Quarter compared to the 2014 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income decreased $1.1 million (3.7%) primarily due to the $1.6 million impact of a bankruptcy settlement and collection in 2014 which was partially offset by $0.5 million of increased base rent. Mixed-use same property operating income decreased $0.5 million (5.5%) primarily due to (a) higher real estate tax expense, the majority of which is not recoverable ($0.3 million) and (b) higher provision for credit losses related to a rent dispute ($0.2 million).
For the six months ended June 30, 2015 (“2015 Period”), total revenue decreased to $103.8 million from $105.2 million for the six months ended June 30, 2014 (“2014 Period”). Operating income decreased to $25.6 million for the 2015 Period from $27.1 million for the 2014 Period. The decrease in operating income was due primarily to (a) the net impact in 2014 of a lease termination ($1.2 million), and (b) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million) partially offset by (c) lower general and administrative expenses, primarily due to severance expense in 2014 ($0.8 million) and (d) lower predevelopment expenses ($0.5 million).
Net income attributable to common stockholders was $14.4 million ($0.68 per diluted share) for the 2015 Period compared to $19.9 million ($0.96 per diluted share) for the 2014 Period. The decrease in net income attributable to common stockholders was due primarily to (a) the gain on sale of property in 2014 ($6.1 million), (b) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million), (c) the net impact in 2014 of a lease termination ($1.2 million), partially offset by (d) lower noncontrolling interest ($1.8 million), (e) lower general and administrative expenses, primarily due to severance expense in 2014 ($0.8 million) and (f) lower predevelopment expenses ($0.5 million).
Same property revenue decreased $2.3 million (2.2%) and same property operating income decreased $3.4 million (4.3%) for the 2015 Period compared to the 2014 Period. Shopping center same property operating income decreased $2.0 million (3.3%) primarily due to (a) the net impact in 2014 of a lease termination ($1.2 million), (b) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million) partially offset by (c) increased base rent ($0.7 million). Mixed-use same property operating income decreased $1.4 million (7.4%) primarily due to (a) higher real estate tax expense, the majority of which is not recoverable ($0.6 million), (b) higher provision for credit losses related to a rent dispute ($0.3 million), (c) lower base rent ($0.2 million) and (d) higher repairs and maintenance expense, the majority of which is not recoverable ($0.2 million).

www.SaulCenters.com

As of June 30, 2015, 95.0% of the commercial portfolio was leased (not including the apartments at Clarendon Center), compared to 94.2% as of June 30, 2014. On a same property basis, 94.9% of the portfolio was leased as of June 30, 2015, compared to 94.2% as of June 30, 2014. The apartments at Clarendon Center were 98.8% leased as of June 30, 2015 compared to 100.0% as of June 30, 2014.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends) decreased 4.1% to $20.6 million ($0.73 per diluted share) in the 2015 Quarter from $21.5 million ($0.77 per diluted share) in the 2014 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The decrease in FFO available to common shareholders for the 2015 Quarter was primarily due to the impact in 2014 of a bankruptcy settlement and collection in 2014 ($1.6 million) which was partially offset by higher property operating income ($0.4 million).
FFO available to common shareholders decreased 1.3% to $40.7 million ($1.43 per diluted share) in the 2015 Period from $41.2 million ($1.48 per diluted share) in the 2014 Period. The decrease in FFO available to common shareholders for the 2015 Period was primarily attributable to (a) the net impact in 2014 of a lease termination ($1.2 million), (b) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million), partially offset by (c) lower general and administrative expenses ($0.8 million), (d) lower predevelopment expenses ($0.5 million), (e) lower acquisition related costs ($0.4 million), and (f) lower preferred stock dividends ($0.2 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.4 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Real estate investments
Land	$421,499	$420,622
Buildings and equipment	1,116,381	1,109,276
Construction in progress	53,485	30,261
	1,591,365	1,560,159
Accumulated depreciation	(414,694)	(396,617)
	1,176,671	1,163,542
Cash and cash equivalents	11,714	12,128
Accounts receivable and accrued income, net	47,084	46,784
Deferred leasing costs, net	27,049	26,928
Prepaid expenses, net	1,663	4,093
Deferred debt costs, net	9,455	9,874
Other assets	4,407	3,638
Total assets	$1,278,043	$1,266,987

Liabilities
Notes payable	$813,861	$808,997
Revolving credit facility payable	22,000	43,000
Construction loan payable	17,531	5,391
Dividends and distributions payable	15,290	14,352
Accounts payable, accrued expenses and other liabilities	31,724	23,537
Deferred income	31,816	32,453
Total liabilities	932,222	927,730

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	211	209
Additional paid-in capital	297,009	287,995
Accumulated deficit and other comprehensive loss	(179,373)	(175,668)
Total Saul Centers, Inc. stockholders’ equity	297,847	292,536
Noncontrolling interests	47,974	46,721
Total stockholders’ equity	345,821	339,257
Total liabilities and stockholders’ equity	$1,278,043	$1,266,987

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	(unaudited)		(unaudited)
Base rent	$41,876	$41,038	$83,355	$81,601
Expense recoveries	7,797	7,825	16,529	16,614
Percentage rent	558	453	996	905
Other	1,480	2,970	2,919	6,113
Total revenue	51,711	52,286	103,799	105,233
Operating expenses
Property operating expenses	6,196	6,138	13,812	13,723
Provision for credit losses	414	107	660	310
Real estate taxes	5,876	5,584	11,777	11,037
Interest expense and amortization of deferred debt costs	11,353	11,486	22,759	22,953
Depreciation and amortization of deferred leasing costs	10,811	10,309	21,251	20,489
General and administrative	4,139	4,023	7,910	8,703
Acquisition related costs	—	216	21	379
Predevelopment expenses	—	—	—	503
Total operating expenses	38,789	37,863	78,190	78,097
Operating income	12,922	14,423	25,609	27,136
Change in fair value of derivatives	—	(5)	(6)	(7)
Gain on sale of property	11	6,069	11	6,069
Net Income	12,933	20,487	25,614	33,198
Income attributable to noncontrolling interests	(2,537)	(4,433)	(5,011)	(6,857)
Net income attributable to Saul Centers, Inc.	10,396	16,054	20,603	26,341
Preferred stock dividends	(3,094)	(3,207)	(6,188)	(6,413)
Net income attributable to common stockholders	$7,302	$12,847	$14,415	$19,928
Per share net income attributable to common stockholders
Basic and diluted	$0.35	$0.62	$0.68	$0.96

Weighted Average Common Stock:
Common stock	21,098	20,717	21,058	20,670
Effect of dilutive options	45	26	82	32
Diluted weighted average common stock	21,143	20,743	21,140	20,702

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net income	$12,933	$20,487	$25,614	$33,198
Subtract:
Gain on sale of property	(11)	(6,069)	(11)	(6,069)
Add:
Real estate depreciation and amortization	10,811	10,309	21,251	20,489
FFO	23,733	24,727	46,854	47,618
Subtract:
Preferred stock dividends	(3,094)	(3,207)	(6,188)	(6,413)
FFO available to common shareholders	$20,639	$21,520	$40,666	$41,205
Weighted average shares:
Diluted weighted average common stock	21,143	20,743	21,140	20,702
Convertible limited partnership units	7,237	7,164	7,225	7,114
Average shares and units used to compute FFO per share	28,380	27,907	28,365	27,816
FFO per share available to common shareholders	$0.73	$0.77	$1.43	$1.48

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net income	$12,933	$20,487	$25,614	$33,198
Add: Interest expense and amortization of deferred debt costs	11,353	11,486	22,759	22,953
Add: Depreciation and amortization of deferred leasing costs	10,811	10,309	21,251	20,489
Add: General and administrative	4,139	4,023	7,910	8,703
Add: Predevelopment expenses	—	—	—	503
Add: Acquisition related costs	—	216	21	379
Add: Change in fair value of derivatives	—	5	6	7
Less: Gains on sale of property	(11)	(6,069)	(11)	(6,069)
Less: Interest income	(13)	(21)	(26)	(35)
Property operating income	39,212	40,436	77,524	80,128
Less: Acquisitions, dispositions and development property	660	221	1,181	362
Total same property operating income	$38,552	$40,215	$76,343	$79,766

Shopping centers	$29,686	$30,833	$58,993	$61,021
Mixed-Use properties	8,866	9,382	17,350	18,745
Total same property operating income	$38,552	$40,215	$76,343	$79,766